EXHIBIT 10.V

Amendment No. 3

CROWN HOLDINGS, INC.
1994 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Previously known as the Crown Cork & Seal Company, Inc.
1994 Stock-Based Incentive Compensation Plan)

        Pursuant to the power reserved to it in Section 11 of the Crown Holdings, Inc. 1994 Stock-Based Incentive Compensation Plan (the “1994 Plan”), the Board of Directors of Crown Holdings, Inc. hereby amends the 2004 Plan, effective December ___, 2006, as follows:

         Section 10 is hereby amended in its entirety to read as follows:

“10.     Adjustments upon Changes in Capitalization

         10.3.   In order to prevent dilution or enlargement of the rights of Participants under the Plan as a result of any stock dividend, recapitalization, forward stock split or reverse stock split, reorganization, division, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event that affects the Common Stock, the Committee shall adjust (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, and (iv) the exercise or grant price relating to any Award. Any such adjustment shall be made in an equitable manner which reflects the effect of such transaction or event. It is provided, however, that in the case of any such transaction or event, the Committee may, make any additional adjustments to the items in (i) through (iv) above which it deems appropriate in the circumstances, or make provision for a cash payment with respect to any outstanding Award; and it is provided, further, that no adjustment shall be made under this Section 10.1 that would cause the Plan to violate Section 422 of the Code with respect to Incentive Stock Options or that would adversely affect the status of any Award that is ‘performance-based compensation’ under Section 162(m) of the Code.

        10.4.   In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 10.1) affecting the Company, any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made in any outstanding Awards to the extent that such adjustment would adversely affect the status of the Award as ‘performance-based compensation’ under Section 162(m) of the Code.”

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         To record the adoption of this Amendment No. 3 to the 1994 Plan, Crown Holdings, Inc. has authorized its officers to affix its corporate name and seal effective as of the date first written above.

[CORPORATE SEAL]	CROWN HOLDINGS, INC.

Attest: ____________________	By: ________________________
Title: